Exhibit 99.1

Icosavax Reports Second Quarter 2021 Financial Results and Provides Corporate Update

- Initiated a Phase 1/2 clinical trial for IVX-411, a virus-like particle (VLP) displaying the SARS-CoV-2 receptor-binding domain -

- Initiated a Phase 1/1b clinical trial for IVX-121, a VLP displaying a Respiratory Syncytial Virus (RSV) stabilized pre-fusion F antigen -

- Raised $209.3 million in gross proceeds from an upsized IPO, funding operations through at least 2024 -

SEATTLE, September 13, 2021 – Icosavax, Inc. (Nasdaq: ICVX), a biopharmaceutical company leveraging its innovative virus-like particle (VLP) platform technology to develop vaccines against infectious diseases, with an initial focus on life-threatening respiratory diseases, today reported financial results for the second quarter ended June 30, 2021 and provided a corporate update.

“The second quarter and recent period has been a transformational time for Icosavax thanks to our initiation of two clinical trials, one in RSV and one in SARS-CoV-2, as well as our successful initial public offering and listing on the Nasdaq stock exchange. I would like to thank the entire Icosavax team for their hard work during this period, and I believe our company is now well-positioned to further advance the development of our VLP vaccine pipeline,” said Adam Simpson, Chief Executive Officer of Icosavax. “Our novel VLP platform has shown promise to drive a robust, broad, and durable protective immune response to complex antigens. To this end, we are delighted to have recently initiated the Phase 1/1b trial of our RSV VLP vaccine candidate, IVX-121, in addition to the Phase 1/2 trial of our COVID-19 VLP vaccine candidate, IVX-411, and we look forward to providing future updates on these and our other programs.”

Second Quarter 2021 and Subsequent Highlights

•

Initiated a Phase 1/1b clinical trial of IVX-121. In September, Icosavax initiated a Phase 1/1b clinical trial to assess the safety and immunogenicity of IVX-121, the company’s VLP displaying an RSV stabilized pre-fusion F antigen, in healthy adults (Phase 1), including older adults (Phase 1b). Assuming favorable results from the IVX-121 Phase 1/1b clinical trial and favorable preclinical data from its human Metapneumovirus (hMPV) VLP candidate, Icosavax plans to thereafter initiate a Phase 1 clinical trial of its IVX-A12 bivalent RSV/hMPV vaccine candidate.

•

Completed successful IPO; listed on Nasdaq. In July, Icosavax successfully priced its initial public offering raising gross proceeds of $209.3 million prior to deducting underwriting fees, commissions and offering expenses, expected to enable the company to fund its operations through at least 2024. Icosavax’s common stock began trading on the Nasdaq Global Select Market under the ticker symbol “ICVX” on July 29, 2021.

•

Initiated a Phase 1/2 clinical trial of IVX-411. In June, Icosavax initiated a Phase 1/2 clinical trial to assess the safety and immunogenicity of IVX-411, the company’s VLP displaying the SARS-CoV-2 receptor-binding domain. Part 1 of this trial, in adults who have neither had COVID-19 nor been vaccinated with a licensed COVID-19 vaccine, has completed dosing, and Part 2 of this trial, in adults who have previously completed a vaccine regimen using a licensed COVID-19 vaccine, has now been initiated.

•

Appointed Elizabeth Bekiroglu as General Counsel. In September, Icosavax appointed Elizabeth Bekiroglu as the company’s General Counsel. Ms. Bekiroglu has over 15 years of experience advising pharmaceutical and biotechnology companies on a broad range of legal matters. Ms. Bekiroglu most recently served as Associate General Counsel for Seagen, where she helped lead and build the legal affairs group as Seagen transformed into a multi-product, multinational company.

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Appointed Thomas Russo as Chief Financial Officer. In June, Thomas Russo was appointed as Chief Financial Officer. Mr. Russo is a seasoned financial executive who joins the company with more than 25 years of diverse industry experience across finance, operations and sell-side equity research for public biotechnology companies. Prior to Icosavax, Mr. Russo most recently served as Chief Financial Officer of Assembly Biosciences, where he contributed to financings both through the capital markets and non-dilutive sources.

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Appointed additional Board members. Icosavax appointed Heidi Kunz and Ann Veneman to the Board of Directors in May and July 2021, respectively. Ms. Kunz is a seasoned healthcare executive who sits on the Boards of several healthcare companies and most recently served as Executive Vice President and CFO of Blue Shield of California. Ms. Veneman has a distinguished career in public service, most recently serving as the Executive Director of the United Nations Children’s Fund (UNICEF). Additionally, Mark McDade, who has served on Icosavax’s Board of Directors since August 2019, was elected to chair the Board in August 2021 following the sudden passing of the company’s co-founder and former Board Chair, Tadataka (Tachi) Yamada. Icosavax paid tribute to Tachi Yamada and his impact on public health during a Nasdaq closing bell ceremony in August 2021.

•

Completed successful Series B financing. In April, Icosavax announced closing of a $100 million Series B financing led by RA Capital Management and joined by Janus Henderson Investors, Perceptive Advisors, Viking Global Investors, Cormorant Asset Management, Omega Funds, and Surveyor Capital (a Citadel company) as well as existing investors. In conjunction with the financing, Peter Kolchinsky, Ph.D., founder and managing partner of RA Capital Management, joined the company’s Board of Directors.

Near-Term Milestone Expectations

•	Phase 1/2 interim/topline data for IVX-411, in 1H 2022

•	Phase 1/1b interim/topline data for IVX-121, in 1H 2022

•	IND submission for IVX-A12, a combination bivalent RSV/human Metapneumovirus (hMPV) VLP vaccine candidate, in 1H 2022

Second Quarter 2021 Financial Results

•

Cash, cash equivalents and short-term investments as of June 30, 2021 were $111.8 million, compared to $15.5 million for the period ended December 31, 2020. Subsequently, in July, the company raised $190.6 million in net proceeds from its initial public offering. Icosavax currently expects its cash balance to be sufficient to fund operations through at least 2024.

•

Research and development (R&D) expenses for the three months ended June 30, 2021 were $8.3 million, compared to $4.7 million for the same period in 2020. The increase was primarily driven by increased clinical development and manufacturing costs, growth in the number of R&D employees, non-clinical development and manufacturing activity, and stock-based compensation expense. Research and development expenses include non-cash stock-based compensation expense of $0.4 million for the three months ended June 30, 2021 versus an immaterial amount for the same period in 2020.

•

General and administrative expenses for the three months ended June 30, 2021 were $2.2 million, compared to $0.5 million for the same period in 2020. The increase was primarily due to increased stock-based compensation expense, growth in the number of G&A employees, and professional services including legal fees to support the company’s growth. General and administrative expenses include non-cash stock-based compensation expenses of $0.9 million for the three months ended June 30, 2021 versus an immaterial amount for the same period in 2020.

•

Net loss for the three months ended June 30, 2021 was $8.6 million, or a basic and diluted net loss per share attributable to common stockholders of $2.86. Net loss for the same period in 2020 was $5.2 million, or basic and diluted net loss per share attributable to common stockholders of $2.45.

About Icosavax’s Virus-Like Particle (VLP) Vaccines

VLPs enable multivalent display of antigens in a manner that closely resembles viruses but contain no genetic material. Approved vaccines that are derived from naturally occurring VLPs have shown efficacy when formulated as combination vaccines and have shown the ability to induce high and sustained levels (titers) of neutralizing antibodies (nAbs) in adults, which have generally been associated with protective immunity. However, VLPs engineered to display complex viral antigens have in general been difficult to develop or successfully manufacture at scale, limiting the pathogens that can be addressed by this approach. Icosavax’s VLP vaccine technology is designed to enable robust, durable and broad immune responses against a broader array of pathogens than has been possible with naturally occurring VLPs and to overcome the manufacturing challenges experienced with other VLP technologies.

About Icosavax

Icosavax is a biopharmaceutical company leveraging its innovative VLP platform technology to develop vaccines against infectious diseases, with an initial focus on life-threatening respiratory diseases. Icosavax’s VLP platform technology is designed to enable multivalent, particle-based display of complex viral antigens, which it believes will induce broad, robust, and durable protection against the specific viruses targeted. Icosavax’s pipeline includes vaccine candidates targeting respiratory syncytial virus (RSV), human metapneumovirus (hMPV), and severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2). Icosavax was formed in 2017 to advance the breakthrough VLP technology from the Institute for Protein Design at the University of Washington with the goal to discover, develop, and commercialize vaccines against infectious diseases. Icosavax exclusively licensed the VLP technology for use in several fields, including RSV and hMPV, from the University of Washington. For SARS-CoV-2, Icosavax has a non-exclusive, worldwide (excluding South Korea) license from the University of Washington that will convert to an exclusive license in North America and Europe in 2025. Icosavax is located in Seattle.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the company’s current beliefs and expectations and include, but are not limited to: the company’s expectation regarding the opportunities for, and the therapeutic and commercial potential of, its vaccine product candidates; the company’s ability to advance its development program and achieve the noted development milestones in 2022; and the sufficiency of the company’s current cash, cash equivalents, and investments to fund its operations through at least 2024. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the early stage of the company’s development efforts; the company’s approach to the development of vaccine candidates, including its plan to pursue a combination bivalent RSV/hMPV VLP vaccine candidate, which is a novel and unproven approach; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; the company’s dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval, and/or commercialization; results from preclinical studies or early clinical trials not necessarily being predictive of future results; competing approaches limiting the commercial value of the company’s vaccine candidates; regulatory developments in the United States and other countries; the company’s ability to obtain and maintain intellectual property protection for its product candidates and maintain its rights under intellectual property licenses; the company’s ability to fund its operating plans with its current cash, cash equivalents, and investments; the company’s ability to maintain undisrupted business operations during the COVID-19 pandemic, including with respect to clinical trials, manufacturing, and supply chain; and other risks described in the company’s prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s Registration Statement on Form S-1 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Jessica Yingling, Ph.D.,

Little Dog Communications Inc.

jessica@litldog.com

858.344.8091

Investor Contact:

Laurence Watts

Gilmartin Group, LLC

laurence@gilmartinir.com

619.916.7620

ICOSAVAX, INC.

Condensed Balance Sheets

(in thousands, except share and par value data)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$110,585	$13,114
Restricted cash	1,179	2,384
Prepaid expenses and other current assets	4,119	662

Total current assets	115,883	16,160
Property and equipment, net	561	10
Deferred offering costs	2,265	—

Total assets	$118,709	$16,170

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$3,111	$1,918
Accrued and other current liabilities	1,825	1,532
Deferred revenue	1,179	2,384

Total current liabilities	6,115	5,834
Long-term convertible promissory note	—	4,947
Embedded derivative liability	—	1,604
Other noncurrent liabilities	279	426

Total liabilities	6,394	12,811
Convertible preferred stock, $0.0001 par value; 89,908,215 and 54,039,749 shares authorized at June 30, 2021 and December 31, 2020, respectively; 89,908,215 and 32,198,879 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	151,613	30,062
Total stockholders’ deficit	(39,298)	(26,703)

Total liabilities, convertible preferred stock and stockholders’ deficit	$118,709	$16,170

ICOSAVAX, INC.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Grant revenue	$1,904	$—	$3,905	$—
Operating expenses:
Research and development	8,277	4,666	13,830	7,586
General and administrative	2,221	541	3,312	1,153

Total operating expenses	10,498	5,207	17,142	8,739

Loss from operations	(8,594)	(5,207)	(13,237)	(8,739)
Other income (expense):
Change in fair value of embedded derivative liability	—	—	(205)	—
Loss on extinguishment of convertible promissory note	—	—	(754)	—
Interest and other income (expense)	42	9	(207)	70

Total other income (expense)	42	9	(1,166)	70

Net loss and comprehensive loss	$(8,552)	$(5,198)	$(14,403)	$(8,669)

Net loss per share, basic and diluted	$(2.86)	$(2.45)	$(5.00)	$(4.23)

Weighted-average common shares outstanding, basic and diluted	2,985,183	2,119,312	2,878,163	2,047,803